UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 17, 2016

Sunrun Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37511	26-2841711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Market Street, 29th Floor

San Francisco, California 94105

(Address of principal executive offices, including zip code)

(415) 580-6900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 15, 2016, Sunrun Inc. (the “Company”), AEE Solar, Inc., Sunrun South LLC, Sunrun Installation Services Inc. (each a subsidiary of the Company and together with the Company, the “Borrowers”), Clean Energy Experts, LLC (“CEE”), each of the lenders identified on the signature pages thereto, Credit Suisse AG, as the Administrative Agent (“CS”) and Silicon Valley Bank, as the Collateral Agent and the letter of credit issuer (“SVB”), entered into an amendment (the “Amendment”) to that certain Credit Agreement dated as of April 1, 2015, by and among the Borrowers, CEE, CS, SVB, the lenders party thereto and Credit Suisse Securities (USA) LLC, as the Lead Arranger and Book Runner (the “Credit Agreement”).

The Amendment increases the original $205 million syndicated working capital facility commitment by an incremental $40 million, for a total commitment of up to $245 million.  Furthermore, the Amendment adds an additional lender to the Credit Agreement, increases the commitments made by certain existing lenders thereunder and modifies other provisions to reflect such changes.

The Company remains obligated under the Credit Agreement to meet various restrictive covenants, including meeting certain reporting requirements, such as the completion and presentation of audited consolidated financial statements.  Furthermore, the Company is required to maintain minimum unencumbered liquidity of at least $25.0 million in the aggregate as of the last day of each calendar month.  The Company is also required to maintain a modified interest coverage ratio of 2.00 or greater, measured quarterly as of the last day of each quarter.

A copy of the Amendment will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNRUN INC.

By:	/s/ Mina Kim
Mina Kim General Counsel

Date:  June 17, 2016